EXHIBIT 99.1
Arcadia Resources Reports Fiscal 2008 First Quarter Results
Investor/Analyst Conference Call on August 23 at 11:00 a.m. Eastern Time
SOUTHFIELD, Mich. — August 9, 2007 — Arcadia Resources, Inc. (AMEX: KAD), an innovator in consumer health care services, today announced its financial results for the first quarter ended June 30, 2007.
Net revenues for fiscal first quarter 2008 increased $4.8 million or 13% to $42.4 million, compared to $37.6 million for the same quarter last year. The revenue increase partially reflected organic growth of approximately $1.3 million, or 4%, in the In-Home Health Services segment, which comprises approximately 74% of net revenues, as well as revenue from acquisitions made in other segments during fiscal 2007 to position the Company for emerging opportunities in the health care market.
Net loss for the fiscal first quarter of 2008 was $7.4 million, or $0.07 per share, including approximately $4.9 million in non-cash charges. These non-cash charges consisted of: depreciation and amortization of $2.1 million; an impairment charge to certain long-lived assets of $1.9 million; an increase to the provision for doubtful accounts receivable of $538,000; and stock-based compensation of $499,000. Net loss for the year-ago first quarter was $158,000, or $0.00 per share.
EBITDA loss for the fiscal first quarter of 2008 was $2.2 million, of which $1.8 million was attributable to the Company’s clinic business.
The fiscal 2008 first quarter results represent a sharp sequential improvement compared with net revenues of $38.4 million and a net loss of $39.2 million, or $0.42 per share, for the fourth quarter of 2007.
“Arcadia Resources has entered fiscal 2008 as a stronger and more sharply focused Company. We have improved the balance sheet through equity financing and debt restructuring, completed an acquisition that complements our retail pharmacy business, and streamlined our organization and cost structure,” noted Marvin R. Richardson, President and Chief Executive Officer.
“Our goal for the balance of this year and beyond is to invest in and grow our proprietary pharmacy product, DailyMed™, and our profitable business segments, while continuing to explore further alternatives for improving the efficiency and productivity of our operations. We believe that the benefits of our actions should begin to be visible in the second and third quarters of fiscal 2008,” Mr. Richardson added.
Management Strategies — Update
Subsequent to the end of fiscal 2007, the Company’s new management team began to implement a series of previously announced strategic initiatives to improve Arcadia Resources’ financial performance, strengthen its capital base, and position its businesses to capture growth opportunities in the healthcare marketplace. An update to these key strategic initiatives is as follows:

•	Restructuring/Cost Reduction. The Company has closed several unprofitable facilities since March 31, including several Durable Medical Equipment (DME) locations, as well as several retail host site locations. Arcadia also has begun to transition and consolidate the corporate accounting and support functions to the Southfield, Michigan office. The Company anticipates additional facility closures and the completion of the transition to Southfield during the next several months. These and other cost-control initiatives are expected to reduce overhead by approximately $5 million on an annualized basis, beginning in the fiscal 2008 second quarter.

•	Equity Financing / Debt Restructuring. As previously announced, the Company raised $13 million in equity financing in May 2007. A portion of the proceeds was used to pay down certain debt obligations and other current liabilities. Arcadia also restructured the $17 million promissory note payable to Jana Master Fund, Ltd. With these two events, the Company significantly improved its working capital position and strengthened the balance sheet compared to the previous quarter end.
In addition to those actions announced at the end of fiscal 2007, management has also recently undertaken the following initiatives:
•	JASCORP, LLC Acquisition. In July 2007, the Company acquired JASCORP, LLC, a subsidiary of The F. Dohmen Co. JASCORP is an industry leader in the pharmacy fulfillment software business. This acquisition will strengthen Arcadia’s DailyMed™ growth and licensed pharmacy services model to retailers. It also is expected to contribute more than $2 million of incremental revenues annually, reduce the cost to provide licensed pharmacy services, and significantly improve operating margins on the licensed service model.

•	Clinics Business Model. As part of its streamlining process, on August 8, 2007, the Company terminated an agreement to operate 18 existing non-emergency health care clinics in Michigan and Indiana. This will significantly reduce operating expenses for the Company as a whole without a material impact to our top line revenue. Specifically, in the first quarter of 2008, the clinic business represented $137,000 of revenues with an operating loss of $3.9 million. According to Mr. Richardson, “The delivery of health care services offered in non-traditional settings such as retail stores remains an important part of our Company’s growth strategy. Based on our experience and our analysis of this market segment, in the near future, we intend to remain in this space by selling similar clinic services to retailers under a licensed service model, on a fee for service basis. Retailers continue to look for ways to compete with the ’Big Box’ clinic offerings as a means to drive in-store traffic. Our business model is better suited to offer our expertise and staffing as a service versus directly owning the clinic site. Subsequently, our interests become aligned with our partnered retailers — much like our pharmacy offering.”
Conference Call Information
Arcadia Resources will conduct a conference call and simultaneous Internet webcast to review these results on Thursday, August 23, 2007 at 11:00 a.m. (Eastern Time).

To access the webcast, visit the Company’s website at www.arcadiaresourcesinc.com, 5-10 minutes prior to the start time and click on the webcast link. The webcast also will be accessible on www.investorcalendar.com.
The conference call also may be accessed by telephone by dialing 1-877-407-0778 (for US-based callers) or 1-201-689-8565 (for international callers).
A replay of the webcast will be available approximately one hour after the completion of the call and will be accessible on www.investorcalendar.com for 90 days following the call. A telephone replay will be available by dialing 1-877-660-6853 (for US-based callers) or 1-201-612-7415 (for international callers). For the replay, callers must use the ID number 251776. The telephone replay will be available for 14 days following the call.
About Arcadia Resources
Arcadia Resources, Inc. is a national provider of alternate site healthcare services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; comprehensive central fill and licensed pharmacy services available for purchase on http://www.prairiestonerx.com; and a catalog of healthcare-oriented products, also available for purchase on http://www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local healthcare sites. For more information on the Company, visit our website: http://www.arcadiaresourcesinc.com. The Company’s annual report on Form 10-K for the year ended March 31, 2007 is available on the Company’s website and the SEC website (http://www.sec.gov).
Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for our services and products, required capital investment, competition, and other factors. Actual events and results may differ materially from those expressed, implied or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to (1) our ability to compete with our competitors; (2) our ability to generate sufficient cash flow to meet our obligations on a timely basis, including obtaining additional debt or equity financing and/or restructuring existing indebtedness and financing accounts receivables, which may be difficult due to our history of operating losses and negative cash flows; although management believes that the Company’s short-term cash needs can be adequately sourced, we cannot assure that such additional sources of financing will be available on acceptable terms, if at all, and an inability to raise sufficient capital to fund our operations would have a material adverse affect on our business and would raise substantial doubt about our ability to continue as a going concern; (3) the ability of our affiliated agencies to effectively market and sell our services and products; (4) our ability to procure product inventory for resale; (5) our ability to recruit and retain temporary workers for placement with our customers; (6) the timely collection of our accounts receivable; (7) our ability to attract and retain key management employees; (8) our ability to timely develop new services and products and enhance existing services and products; (9) our ability to execute and implement our growth strategy; (10) the impact of governmental regulations; (11) marketing risks; (12) our ability to adapt to economic, political and regulatory conditions affecting the health care industry; (13) other unforeseen events that may impact our business; (14) our ability to successfully integrate acquisitions; and (15) the ability of our new management team to successfully pursue its business plan and the risk that the Company may be required to enact restructuring measures in addition to those announced on March 30, 2007 and thereafter. The forward-looking statements speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.
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Contacts:	Dan Fleshler at Kreab/Strategy XXI (212) 935-0210 or Davis Hodge at Kreab/Strategy XXI (212) 935-0210
(Financial Tables Attached)

ARCADIA RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Period Ended
	June 30,
	2007	2006
Revenues, net	$42,360,020	$37,555,123
Cost of revenues	28,109,588	24,373,126

Gross profit	14,250,432	13,181,997

Selling, general and administrative	17,225,720	12,327,114
Depreciation and amortization	1,376,985	568,889
Impairment of long-lived assets	1,900,387	—

Total operating expenses	20,503,092	12,896,003

Operating income (loss)	(6,252,660)	285,994

Other expenses:
Interest expense, net	1,159,261	405,127

Total other expenses	1,159,261	405,127

Net loss before income taxes	(7,411,921)	(119,133)

Current income tax expense	15,683	38,800

NET LOSS	$(7,427,604)	$(157,933)

Weighted average number of common shares outstanding (in thousands)	114,997	86,837
Basic and diluted net loss per share	$(0.07)	$(0.00)

ARCADIA RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2007	2007
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$4,106,451	$2,994,322
Accounts receivable, net of allowance of $7,090,000 and $8,310,000, respectively	33,787,311	33,427,284
Inventories, net	2,338,998	2,732,533
Prepaid expenses and other current assets	2,729,664	2,768,231

Total current assets	42,962,424	41,922,370
Property and equipment, net	10,484,716	12,606,480
Goodwill	33,314,908	33,335,921
Acquired intangible assets, net	28,323,434	28,982,628
Other assets	288,948	380,374

	$115,374,430	$117,227,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit, current portion	$506,996	$2,612,996
Accounts payable	5,793,139	6,861,262
Accrued expenses:
Compensation and related taxes	4,085,943	4,462,726
Commissions	402,660	359,401
Accrued interest	1,454,270	818,655
Other	1,318,998	1,049,065
Payable to affiliated agencies, current portion	1,676,626	1,548,827
Long-term obligations, current portion	18,218,642	21,320,198
Capital lease obligations, current portion	974,652	1,020,421
Deferred revenue	472,917	659,258

Total current liabilities	34,904,843	40,712,809
Other liabilities	457,161	457,161
Line of credit, less current portion	18,886,264	20,342,796
Payable to affiliated agencies, less current portion	11,243	37,848
Long-term obligations, less current portion	610,182	896,870
Capital lease obligations, less current portion	466,428	696,787

Total liabilities	55,336,121	63,144,271

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 200,000,000 shares and 150,000,000 shares authorized, respectively; 132,892,409 shares and 121,059,177 shares issued and outstanding, respectively	132,892	121,059
Additional paid-in capital	123,713,282	110,342,704
Accumulated deficit	(63,807,865)	(56,380,261)

Total stockholders’ equity	60,038,309	54,083,502

	$115,374,430	$117,227,773

SUPPLEMENTAL INFORMATION:
First Quarter EBITDA Comparisons
The Company’s EBITDA for the fiscal first quarter 2008 and 2007 periods is presented below.

	Quarter Ended	Quarter Ended
Reconciliation of EBITDA to Net Loss:	June 30, 2007	June 30, 2006
Net loss	$(7,427,604)	$(157,933)
Income tax expense	15,683	38,800
Interest expense	1,159,261	405,127
Depreciation and amortization (including depreciation expense in cost of revenues)	2,161,646	1,021,889
Impairment expense	1,900,387	—
EBITDA	$(2,190,627)	$1,307,883

The presentation above bridges from Net Loss to EBITDA and is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. Management has chosen to present the tables above to enable the reader to more readily understand the Company’s EBITDA measurement due to the requirement to classify the depreciation and amortization related to certain revenue-producing fixed assets as a component of cost of goods sold, while presenting the remainder of depreciation and amortization on the corresponding line of the statement of operations.
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